9700 Great Seneca Highway, Suite 321, Rockville, MD 20850

Executive Office: 445 Northern Boulevard, Suite 24, Great Neck, NY 11021 ● Phone: 516.482.1200

Fax: 516.482.3848

www.neogenix.com

July 25, 2012

Dear Neogenix Shareholder,

In a meeting on Sunday, July 22, the Board of Directors voted to authorize the Company's management to file a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The petition was filed late on Monday, July 23, in the United States Bankruptcy Court for the District of Maryland.

The filing puts into effect the strategic option that we have been discussing in prior letters over the past several months. This option involves the sale of the Company's operational assets in the bankruptcy proceeding, followed by a distribution of the resulting proceeds to Neogenix shareholders. The entire process will be subject to the approval of the court. But assuming court approval, the initial bidder – the “stalking horse” – in the sale will be Precision Biologics, a newly formed company composed largely of dozens of Neogenix shareholders who were willing to make a significant investment in the continued development of our science. The Company has approved an Asset Purchase Agreement setting forth the terms under which the sale to Precision Biologics would occur. Precision Biologics has also provided Neogenix with $640,000 in bridge financing to cover our costs in the final period up to the bankruptcy filing, and it has agreed to provide us with debtor-in-possession financing to cover the costs of the bankruptcy itself and the Company's operations until the sale can be completed. The Chapter 11 filing envisions an auction-type sale process, in which any number of other bidders can come forward and make competing bids for Neogenix's operational assets. The highest and best bid – whether the initial bid from Precision Biologics or a better one – will ultimately prevail. Bidders in the auction process will have the opportunity to buy our technology without buying as well the historic problems and risks (potential rescission liability up to $31 million, as disclosed in our most recent audited financial statements; massive options overhang; risks from the SEC inquiry) that we have discussed in prior letters. Once again, the court will be supervising the entire process to ensure that it is fair.

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The terms of the “stalking horse” bid are essentially those outlined in our previous letters. Under the proposed sale, Precision Biologics (which has sold and is continuing to sell up to 10 million shares to its initial shareholders) will provide Neogenix with an additional 5 million of its shares to be distributed pro rata to Neogenix shareholders. Each Neogenix shareholder will receive a proportion of those 5 million Precision Biologics shares equal to the proportion of Neogenix shares that the shareholder currently holds. Shortly after the asset sale process is complete – Precision Biologics will set aside an additional 5 million of its shares that will be made available to Neogenix shareholders to purchase at $1.50 per share, again in proportion to their ownership interest in Neogenix, (It should be noted that it is impossible to calculate what percentage of Precision Biologics will ultimately be owned by Neogenix shareholders based on their Neogenix shares; that calculation depends on how many of the initial 10 million shares Precision Biologics will ultimately sell, and how many of the last tranche of 5 million shares will ultimately be bought by Neogenix shareholders.) All shares in Precision Biologics have equal voting rights. No special consideration will be given in this process to Neogenix directors or officers, and their shares will be treated exactly like yours.

It is expected that the sale would be seamless. I would emphasize that the process to date has not, and is not expected to, result in any interruption to the clinical trials currently under way. As of the bankruptcy filing, we were up to date in all payments to the hospitals running the clinical trials and other suppliers. Indeed, Precision Biologics will bring with it substantial new capital, and it will not be burdened by the historical problems that have prevented Neogenix from raising funds in recent months. Because it will be a “clean” company without those historical problems, Precision Biologics will provide a much more attractive investment vehicle for those who want to invest in our technology, and it will have greater access to new sources of funding. We hope that the result will be that the process of developing our products can therefore be expanded and accelerated.

No Neogenix director or employee has received or is expected to receive any special treatment or compensation of any kind in connection with this transaction, although Precision Biologics has made it a condition of its offer that it enter into employment arrangements with several key employees, on terms satisfactory to Precision Biologics. Our sole concern and goal has been, and will continue to be, to maximize value for Neogenix shareholders through the successful development of our science and our products for the treatment of cancer.

This filing is the result of months of planning, hard work, negotiation, and careful consideration of any and all strategic alternatives for raising needed funds for Neogenix. For the last year, we have solicited and sought proposals in a wide variety of venues and from a wide variety of potential investors. None of these have been successful, especially in light of the potential rescission liability and the risks that arose from the SEC inquiry beginning last November, which made the task of raising funds even more difficult.

For the last several months, we have specifically invited our shareholders and others to get in touch with us concerning any proposals or offers they may want to make. We received very few responses, and until very recently, no serious proposals or offers. In the past two weeks, however, a group of four shareholders did finally approach us with an offer. Despite the late date, we informed them several times that they should make their best offer, so that it could be examined in the light of the Precision Biologics offer on the table. We gave them repeated opportunities to do so, and repeatedly urged them to demonstrate that their offer was more than talk and was backed by actual funds under their control. Ultimately, the four shareholders stated that they would raise the funds to lend us $250,000 now, and an additional $2,250,000 in thirty days, if we would commit not to file a bankruptcy petition.

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I would like to point out several features of the proposal of these shareholders:

•	Although it appears that these four shareholders have been attempting a serious and sustained effort to raise money since at least May 11, they were unable to raise significant funds to support their offer. They informed us that they had presently available and under their control less than $110,000 for use in connection with this proposal – an amount that would keep Neogenix operating for one or two weeks. (By comparison, Precision Biologics has already advanced us a bridge loan of $640,000 in cash.) The four shareholders could offer no guarantee or assurance that they could actually raise even the first installment of $250,000 that they proposed to raise.

•	This group of four shareholders were also unable to offer us any assurance that they would be able to raise the additional $2,250,000 that they claimed to be offering. If they had been unable to raise even the initial $250,000, could we stake our business on their statements that they could raise an additional $2,250,000 over the coming five months?

•	This proposal did not detail any specific plans for how the funds to pay off these loans would ultimately be raised, or how the Company would ultimately be able to obtain the sufficient and secure source of capital necessary to develop its products effectively. Developing our products depends on being able to commit to projects and relationships in the biotech and medical fields; we cannot function on a day-to-day basis, unable to commit that we will have sufficient funds to last another week, pay the hospitals running our clinical trials or our other biotech partners and suppliers, or make our payroll.

Having spent the last eight months soliciting and pursuing proposals, the Board carefully evaluated the only two proposals before it: the Precision Biologics transaction and the proposal of the four shareholders. After consultation with its attorneys and investment banking advisers, the Board determined not to accept the proposal of the four shareholders. I would note that the risk of simply running out of money is the greatest risk for our shareholders and our business. If at any point, we run out of money, that means the end of our clinical trials and operations as a business, and a likely liquidation of the firm that would destroy very significant value for all of us and likely delay – perhaps by years – the further development of our products for treating cancer.

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Precision Biologics has available more than $5 million now under its control from its initial investors to fund this transaction, and, with that proven track record of raising money, the Board believes that it is in a good position to raise more. After months of negotiation, Precision Biologics made clear that its offer depended on prompt acceptance by us and a prompt bankruptcy filing to begin the sale process. Accepting the belated proposal of the four shareholders, who insisted that we not enter bankruptcy, would have required us to reject a well-funded, definitive, and detailed proposal from Precision Biologics. Instead, these shareholders asked us to pursue a necessarily speculative and vague offer that could give us no assurance of even the first installment of the promised funds, no assurance (and much reason to doubt) that the much larger amount promised would actually materialize in the future, and no longer-term plan for putting the company on a sound financial footing or overcoming the historic problems discussed above that are a disincentive for any informed investor.

For all of these reasons, the Board determined to move forward with the Precision Biologics transaction and not to accept the offer of the four shareholders. I am pleased to tell you that Dr. Myron Arlen, who is no longer on our Board but whom many of you know as the Company's founder, has informed me that he has thoroughly reviewed the Precision Biologics offer. In a letter to me several weeks ago, he said that he “fully supports Precision Biologics' proposal and its plan to save our science and the investment our shareholders have made.” I have attached a copy of his letter. Similarly, our investment banking advisers from Piper Jaffray have recommended to the Board to go ahead with the Precision Biologics transaction subject, of course, to any higher and better offers.

You may have received an email from the four shareholders regarding the Chapter 11 filing, the Section 363 sale process, and their own offer. That email contains serious misrepresentations, false and misleading statements about the offers that were before the Company (and the biotech market), and numerous other unsupported and materially misleading statements. We urge you to consider the letter and its claims with appropriate caution.

There remain significant risks for the Company, and there is no guarantee that the Chapter 11 process upon which we have embarked will reach its goals. But any course of action for us would have entailed its own risks, and the Company was rapidly running out of funds to operate. No one is happy that Neogenix was unable to survive in its current form, and enormous efforts by the staff, Board, and legal and professional advisers have been devoted to reaching a conclusion that offers the best promise for our shareholders and for the development of our science. We will be in further touch as this process unfolds.

Sincerely,

/s/ James A. Feldman
James A. Feldman
Chairman, Board of Directors

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Forward Looking Statements

Certain statements contained in this letter are forward-looking statements that relate to future events. These statements are based on current expectations only and are subject to known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results express or implied by such forward-looking statements, including those risk factors discussed in Neogenix’s SEC reports. Neogenix Oncology undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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